As filed with the Securities and Exchange Commission on January 26, 2017

Registration No. 333-213282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post- Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BFC Financial Corporation

(Exact name of Registrant as specified in its charter)

Florida	6035	59-2022148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jarett S. Levan

Acting Chairman, Chief Executive Officer and President

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller

Stearns Weaver Miller Weissler

Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

(305) 789-3200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On August 24, 2016, BFC Financial Corporation (the “Registrant”) filed a Registration Statement on Form S-4 (Registration Statement No. 333-213282) (as amended, the “Registration Statement”) with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the issuance of up to 24,345,981 shares of its Class A Common Stock, par value $0.01 per share, including the preferred share purchase rights attached thereto, issuable in connection with the merger (the “Merger”) of BBX Capital Corporation (“BBX Capital”) with and into BBX Capital LLC (formerly BBX Merger Subsidiary LLC), a wholly owned subsidiary of the Registrant (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of July 27, 2016, as amended (the “Merger Agreement”), between the Registrant, Merger Sub and BBX Capital. The Registration Statement was declared effective on November 4, 2016. On December 15, 2016, the Merger was consummated, with BBX Capital merging with and into Merger Sub and Merger Sub continuing as the surviving company of the Merger and a wholly owned subsidiary of the Registrant. Based on elections made by BBX Capital’s shareholders as to the form of consideration that they desired to receive in the Merger, the Registrant issued approximately 12.0 million shares of its Class A Common Stock in connection with the Merger.

As a result of the completion of the Merger, all offerings of the Registrant’s securities registered pursuant to the Registration Statement have been terminated. The Registrant, by filing this Post-Effective Amendment and in accordance with its undertaking made in the Registration Statement, hereby removes from registration any and all securities registered under the Registration Statement but not issued in connection with the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on January 26, 2017.

BFC FINANCIAL CORPORATION

By:	/s/ Jarett S. Levan
Jarett S. Levan, Acting Chairman, Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.